Exhibit 10.1

Cepheid.

June 3, 2014

Mr. Peter Farrell

Re:	Offer of Employment by Cepheid

Dear Peter:

I am very pleased to confirm our offer to you of employment with Cepheid (the “Company’’ ) . You will report to John Bishop in the position of Executive Vice President, International Commercial Operations based in Sunnyvale, California. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting bi-weekly salary will be $15,384.62, which is the equivalent of $400,000.12 on an annual basis, and will be subject to annual review.

2. Executive Incentive Plan. You will have the opportunity to earn up to 60% of your base pay as a target bonus to be paid based upon the financial performance of the company and your individual departmental objectives. You will receive documentation regarding the Company’s Executive Incentive Plan and your specific objectives upon commencement of employment. As agreed, 7/12s of your 2014 bonus will be guaranteed at target as a minimum. It is understood that this is a one-time-only exception.

3. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.

4. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary, reimbursements and PTO accrued to the date of your termination of employment; and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law; and continued rights to indemnification and defense by the Company and its insurers, subject to the terms of the Company’s insurance and indemnification policies.

5. Moving Expenses. The Company will reimburse your reasonable moving expenses and transportation costs associated with your move to the Sunnyvale, California area incurred within one year of your hire date, according to the schedule provided in Exhibit B. We will also provide Area and Homefinding Counseling services to prepare you to make an informed decision as to where to relocate. Should you voluntarily resign your position with the Company within twelve (12) months of your employment start date or actual move date, whichever is later, you will be required to repay these monies on a pro-rata basis within one month of the date your employment terminates. The Company shall have the right to offset such amounts against other payments due to you that are not wages (e.g., expense reimbursements).

In the event the protections afforded to you in your Change of Control Retention is triggered during any period of time in which you may have liability with respect to the repayment of Moving Expenses, you shall not be required to repay the Company for any Moving Expenses paid by the Company to you.

6. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

Peter Farrell

Employment Offer

7. Paid Time Off. You will accrue Paid Time Off (PTO) based on an accrual rate of 20 days per calendar year, commencing with your hire date.

8. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain Information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9. Options. We will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted the opportunity to purchase up to 100,000 shares of Common Stock of the Company at the closing fair market value of the Company’s Common Stock at the end of business on the day the Compensation Committee approves your grant, or your first day of employment, whichever is later. The shares you will be given the opportunity to purchase will vest al the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Compensation Committee’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Compensation Committee.

10. Restricted Stock. We will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted 10,106 restricted stock units (“RSUs”), pursuant to the Corporation’s 2006 Equity Incentive Plan and subject to the notice of RSU award and award agreement. The shares you will be awarded will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/16th of the RSUs at the end of each three-month period thereafter, so long as you remain employed by the Company. However, the grant of such RSUs by the Company is subject to the Compensation Committee’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Compensation Committee.

11. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Peter Farrell

Employment Offer

12. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Insider Trading Policy. This offer is contingent upon reading and signing the enclosed Insider Trading Policy.

14. Background Check. This offer is also contingent upon successful completion of a background check, including a check of your employment references. This offer can be rescinded based upon data received in the background check.

15. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

16. Acceptance. This offer will remain open until June 9, 2014. To assist you with your decision, the Company will arrange for a house hunting trip to meet with a relocation consultant. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

Mike Fitzgerald
EVP, Global Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth ab and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Peter Farrell	Date signed:	06 – June -14
Peter Farrell

09 – June -14
Start Date